Exhibit 9.1

                       FUND ACCOUNTING SERVICING AGREEMENT

        This contract between Concorde Value Fund, Texas Corporation, hereinafter called the "Fund," and Firstar Trust Company, a Wisconsin corporation, hereinafter called "FTC," is entered into on this 3rd day of June, 1993.

                                   WITNESSETH:

        WHEREAS, Concorde Value Fund, is a financial services company providing investment opportunities through mutual funds to various investors;

        WHEREAS, Firstar Trust Company ("FTC") is in the business of providing, among other things, mutual fund accounting services to investment companies;

        NOW, THEREFORE, the Fund and FTC do mutually promise and agree as follows:

        1. Services. FTC agrees to provide the following mutual fund accounting services to the Fund:

             A.   Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date basis using security trade information communicated from the investment manager on a timely basis

                  (2) For each valuation date, obtain prices from a pricing source approved by the Board of Directors and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, the method for determining the fair value for such securities.

                  (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                  (4) Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; accounting for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

             B.   Expense Accrual and Payment Services:

                  (1) For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

                  (2) Record payments for fund expenses upon receipt of written authorization from the Fund.

                  (3) Account for fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FTC and the Fund.

                  (4)  Provide expense accrual and payment reporting.

             C.   Fund Valuation and Financial Reporting Services:

                  (1) Accounting for fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other fund share activity as reported by the transfer agent on a timely basis.

                  (2)  Apply equalization accounting as directed by the Fund.

                  (3) Determine net investment income (earnings) for the Fund as of each valuation date. Accounting for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                  (4) Maintain a general ledger for the Fund in the form as agreed upon.

                  (5) For each day the Fund is open as defined in the prospectus, determine the net asset value of the Fund according to the accounting policies and procedures set forth in the prospectus.

                  (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of the fund.

                  (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

                  (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

             D.   Tax Accounting Services:

                  (1) Maintain tax accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

                  (2)  Maintain tax lot detail for the investment portfolio.

                  (3) Calculate taxable gain/loss on security sales using the tax cost basis defined for the Fund.

                  (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

             E.   Compliance Control Services:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making the fund accounting records available to Concorde Value Fund, the Securities and Exchange commission, and the outside auditors.

                  (2) Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

        2. Changes in Accounting Procedures. Any resolution passed by the Board of Directors that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by the FTC.

        3. Changes in Equipment, Systems, Service, Etc. FTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Fund under this Agreement.

        4. Compensation. FTC shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time.

        5. Performance of Service. FTC shall exercise reasonable care in the performance of its duties under the Agreement. The Concorde Value Fund agrees to reimburse and make FTC whole for any loss or damages (including reasonable fees and expenses of legal counsel) arising out of or in connection with its actions under this Agreement so long as FTC acts in good faith and is not negligent or guilty of any willful misconduct.

             FTC shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts o civil or military authority, natural or state emergencies, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

             In the event of a mechanical breakdown beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and the correcting of any errors resulting from such a breakdown will be at the expense of FTC. FTC agrees that it shall at all times have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

             This indemnification includes any act, omission to act, or delay by FTC in reliance upon, or in accordance with, any written or oral instruction it receives from any duly authorized officer of the Fund.

             Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

        6. No Agency Relationship. Nothing herein contained shall be deemed to authorize or empower FTC or the Fund to act as agent for any other party to this Agreement, or to conduct business in the name of, or for the account of, any other party to this Agreement.

        7. Ownership of Records. All records prepared or maintained by FTC on behalf of the fund remain the property of the Fund and will be surrendered promptly on the written request of an authorized officer of the Fund.

        8. Confidentiality. FTC shall handle in confidence all information relating to the Fund's business, which is received by FTC during the course of rendering any service hereunder.

        9. Data necessary to Perform Services. The Fund or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

        10. Notification of Error. The Fund will notify FTC of any balancing or control error caused by FTC within three (3) business days after receipt of any reports rendered by FTC to the Fund, or within three
   (3) business days after discovery of any error or omission not covered in the balance or control procedure, or within three (3) business days of receiving notice from any shareholder.

        11. Term of Agreement. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.
   However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

        12. Duties in the Event of Termination. In the event that in connection with termination a Successor to any of FTC's duties or responsibilities hereunder is designated by Concorde Value Fund by written notice to FTC, FTC will promptly, upon such termination and at the expense of Concorde Value Fund, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to Concorde Value Fund (if such form differs from the form in which FTC has maintained the same, Concorde Value Fund shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records and other data by such successor.

        13. Choice of Law. This memorandum of understanding shall be construed in accordance with the laws of the State of Wisconsin.

        IN WITNESS WHEREOF, the due execution hereof on the date first above written.

                                      Firstar Trust Company

   ATTEST:
                                      By

                                      Concorde Value Fund
   ATTEST:
                                      By
                                           Gary B. Wood, President

                               First Trust Company
                              Mutual Fund Services

                          Fund Valuation and Accounting
                               Annual Fee Schedule
                             For Domestic Portfolios

   Portfolio Services - Fixed Income Funds

   -    Annual fee per fund based on market value of assets:

        $22,000 for the first $40,000,000
        2/100 of 1% (2 basis points) on the next $200,000,000
        1/100 of 1% (1 basis point) on the balance

   -    Out-of-pocket expenses, including daily pricing service

   -    Fees are billed monthly


   Portfolio Services - Equity/Balanced Funds

   -    Annual fee per fund based on market value of assets:

        $20,000 for the first $40,000,000
        1/100 of 1% (1 basis point) on the next $200,000,000
        5/1000 of 1% (1/2 basis point) on the balance

   -    Out-of-pocket expenses, including daily pricing service

   -    Fees are billed monthly


   Portfolio Services - Money Market Funds

   -    Annual fee per fund based on market value of assets:

        $20,000 for the first $40,000,000
        5/1000 of 1% (1/2 basis point) on the balance

   -    Out-of-pocket expenses, including daily pricing service

   -    Fees are billed monthly

                               First Trust Company
                              Mutual Fund Services

                          Fund Valuation and Accounting
                               Asset Pricing Costs

                                        Charge per Item per Valuation
               Asset Type                   (daily, weekly, etc.)

       Domestic and Canadian Equities              $0.15

       Options                                     $0.15

       Corporate/Gov't/Agency Bonds                $0.50

       CMOs                                        $0.60

       Municipal Bonds                             $0.80

       Money Market Instruments                    $0.80


    Pricing costs are billed monthly